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                                                                  Exhibit (h)(4)

                                                                October 31, 2004

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts 02110
Attention: Scott E. Johnson, Vice President, JPB3N
           Thresa B. Dewar, Vice President, LCC4

Ladies and Gentlemen:

     Reference is made to that certain Master Services Agreement by and among the Agent and each Fund dated as of March 15,2004 (as amended, restated, modified or supplemented from time to time, the "AGREEMENT"). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Agreement.

     Reference is further made to that certain letter agreement by and among the Agent and each Fund party thereto (by virtue of its status as a party to the Agreement) dated as of March 15, 2004 (as amended, restated, modified or supplemented from time to time, the "FIRST SIDE LETTER").

     Reference is finally made to Calamos Convertible Opportunities and Income Fund, Calamos Convertible and High Income Fund and Calamos Global Total Return Fund (collectively, the "ADDITIONAL FUNDS").

     For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Fund hereby requests the Agent's consent to the terms and provisions of this letter agreement (the "SECOND SIDE LETTER").

     1. Application to All Funds. For the avoidance of doubt, each Fund does hereby acknowledge and confirm to the Agent that the First Side Letter does, and this Second Side Letter shall, each apply for their respective periods of coverage on a cumulative and aggregate basis to all of the Funds.

     2. Cap on Potential Liability of Agent. In the event that each of the Additional Funds has retained the Agent to perform services under the Agreement on or before the date hereof (via their due execution of additional fund letter(s) in the manner set forth in Section 8.5 of the Agreement), then commencing on November 1, 2004, pursuant to Section 3 of the Agreement, the Agent's cumulative liability for each calendar year with respect to the Funds, regardless of the form of action or legal theory, shall be limited to actual or direct damage up to the greater of (i) one (1) times its total compensation earned and fees payable under the Agreement during the calendar year (or annualized period) preceding the event giving liability or (ii) Seven Million Five Hundred Thousand Dollars ($7,500,000.00). It being specifically understood by each Fund that in the event that all of the Additional Funds have not retained the Agent as set forth above, the Agent's potential liability shall remain as originally capped by the First Side Letter.

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     3. Continuing Coverage of First Side Letter. In any event, and even in the event that each of the Additional Funds have retained the Agent as set forth above, the terms and provisions of the First Side Letter including, the cumulative cap on Agent's liability imposed thereby shall continue govern all events or circumstances, if any, which have or may arise or occur from the period from March 15,2004 through the date hereof and give rise to the Agent's liability, even if any such event or occurrence becomes known after the date hereof and/or continues to give rise to Agent liability beyond the date hereof.

     4. Confidentiality. Each Fund agrees that it shall keep the provisions of the First Side Letter and this Second Side Letter confidential and shall not disclose the same to any other person or entity other than a regulator of any Fund (as such regulator may require), and except at the request, or with the prior written consent, of the Agent.

     5. Captions. The captions herein have been inserted solely for convenience or reference and in no way define, limit or describe the scope or substance of any provision of the First Side Letter or this Second Side Letter.

     If the foregoing is acceptable to you, kindly indicate your consent by executing the enclosed duplicate original copy of this Second Side Letter. This instrument is executed under seal as of the date and year first above-written and shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts.

                                        Sincerely,

                                        EACH REGISTERED MANAGEMENT INVESTMENT
                                        COMPANY PARTY TO THE AGREEMENT COMPANY


                                        By: /s/ Nimish Bhatt
                                            ------------------------------------
                                            Nimish Bhatt, Treasurer, Duly
                                            Authorized


ACCEPTED AND AGREED:

STATE STREET BANK AND TRUST COMPANY


By: /s/ Joseph L. Hooley
    ---------------------------------
    Joseph L. Hooley, Executive Vice
    President